"This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated transactions".

29th March 2006

Board of Directors

Telefónica, S.A.

Gran Vía 28

Madrid

Spain

Dear Sirs:

We understand that Telefónica, S.A. ("Telefónica") has made a proposal to merge (the "Proposed Merger") with Telefónica Móviles, S.A. (the "Company"), 92.457% of whose issued share capital is currently held by Telefónica, to be effected by incorporation of the Company into Telefónica, whereby the shareholders of the Company will receive existing and newly issued ordinary shares of Telefónica for their ordinary shares in the Company.

We have been requested by the Board of Directors of Telefónica to advise it with respect to the fairness to Telefónica from a financial point of view of the exchange ratio of four Telefónica shares for each five Company shares (the "Exchange Ratio"), pursuant to the terms of the Proposed Merger.

In arriving at our opinion, we have reviewed certain publicly available business and financial information, including publicly available financial statements, equity research reports and publicly available financial forecasts, relating to Telefónica and the Company. We have also reviewed certain other information relating to the Company, including financial forecasts prepared by the Company’s management, provided to us by you. We have not had an opportunity to meet with the management of the Company. We have had the opportunity solely to meet with the management of Telefónica to discuss certain information relating to the Company and Telefónica, including the assessment of management of Telefónica as to the potential synergies anticipated to result from the Proposed Merger. We have relied upon, without independent verification, the assessment of the management of Telefónica as to the strategic benefits and potential synergies (including the amount, timing and achievability thereof) anticipated as a result of the Proposed Merger.

Based on Telefónica’s indications, we have assumed with your consent that, prior to consummation of the Proposed Merger, the Company will pay its shareholders a special dividend of €0.435 per share, in addition to the annual dividend of €0.205 share, and that Telefónica will pay an annual dividend of €0.25 per share to its shareholders.

We have also considered certain financial and stock market data of Telefónica and the Company, and we have compared that data with similar data for other publicly held companies in businesses which we deemed similar to those of Telefónica and the Company. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

We have not reviewed the legal documentation required for the Proposed Merger as these documents are not yet available, including, inter alia: (i) the independent experts’ reports; (ii) the reports prepared by each of Telefónica’s and the Company’s respective Boards of Directors; (iii) the draft notarial deed formalising the Proposed Merger and; (iv) a prospectus or equivalent disclosure document that may be required to be filed under Spanish law.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. In particular, without limitation: (i) with respect to the publicly available financial forecasts for Telefónica referred to above, we have reviewed such forecasts with the management of Telefónica and have assumed, with your consent, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of Telefónica; (ii) with respect to the Company’s financial forecasts prepared by the Company’s management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company; and (iii) with respect to the estimates provided to us by the management of Telefónica with respect to the synergies anticipated to result from the Proposed Merger, we have been advised by the management of Telefónica, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Telefónica as to such synergies and will be realized in the amounts and the times indicated thereby.

We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents the Proposed Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, Telefónica or the contemplated benefits of the Proposed Merger, and that the Proposed Merger will be consummated in accordance with its current financial terms, without waiver, modification or amendment of any material term, condition or agreement therein. In addition we have not been requested to make, and have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to Telefónica of the Exchange Ratio and does not address any other aspect or implication of the Proposed Merger or any other agreement, arrangement or understanding entered into in connection with the Proposed Merger or otherwise, but has also considered the aforementioned dividends distributions to be made by the Company and Telefónica . Our opinion is necessarily based upon information made available to us on the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the underlying decision by Telefónica to enter into the Proposed Merger and does not constitute an opinion or recommendation to any shareholder of Telefónica or the Company as to how such shareholder should vote at any shareholders’ meetings to be held in connection with the Proposed Merger. We are not expressing any opinion as to what the value of the ordinary shares of Telefónica actually will be when exchanged to the Company’s shareholders pursuant to the Proposed Merger or the prices at which such ordinary shares will trade subsequent to Proposed Merger.

We have acted as financial advisor to Telefónica in connection with the Proposed Merger and will receive a fee for our services which is payable on delivery of this letter. In addition, Telefónica has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future we may provide, investment banking and other financial services to the Company and/or Telefónica, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Telefónica and any other company that may be involved in the Proposed Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of Telefónica only in connection with its consideration of the Proposed Merger and may not be disclosed to any person without our prior consent and is not to be quoted or referred to, in whole or in part nor shall this letter be used for any other purposes, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the inclusion of this letter in its entirety in the merger prospectus that will be prepared pursuant to the Proposed Merger and in any other equivalent disclosure documentation solely in each case to the extent that inclusion of this letter in such documents is required by applicable law or regulation or is requested by a competent Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Telefónica from a financial point of view.

Yours faithfully,

CREDIT SUISSE SECURITIES (EUROPE) LIMITED

By: /s/ Eduardo Puebla

Eduardo Puebla

Managing Director